Exhibit 99.1

ChampionX Reports Third Quarter 2022 Results

•Revenue of $1.0 billion, increased 25% year-over-year, and 10% sequentially
•Net income attributable to ChampionX of $23.1 million, decreased 59% year-over-year, and 16% sequentially
•Adjusted net income of $67.8 million, increased 116% year-over-year, and 14% sequentially
•Adjusted EBITDA of $166.1 million, increased 34% year-over-year, and 20% sequentially
•Cash from operating activities of $187.2 million and free cash flow of $167.4 million
•Board approved increase in share repurchase program authorization to $750 million

THE WOODLANDS, TX, October 25, 2022 - ChampionX Corporation (NASDAQ: CHX) (“ChampionX” or the “Company”) today announced third quarter of 2022 results. Revenue was $1.0 billion, net income attributable to ChampionX was $23.1 million, and adjusted EBITDA was $166.1 million. Income before income taxes margin was 3.7% and adjusted EBITDA margin was 16.3%. Cash from operating activities was $187.2 million and free cash flow was $167.4 million.

CEO Commentary

“The third quarter reflected the building strong momentum for ChampionX as we delivered strong performance on all key metrics, including revenue growth, adjusted EBITDA margin expansion, free cash flow generation, and capital returned to our shareholders. This favorable outcome was the direct result of our employees around the world remaining laser-focused on serving our customers well, and I am grateful to them for their dedication to our corporate purpose of improving lives,” ChampionX’s President and Chief Executive Officer Sivasankaran “Soma” Somasundaram said.

“During the third quarter of 2022, we delivered robust top-line growth. We generated revenue of $1.0 billion, which increased 25% year-over-year, and 10% sequentially, marking the sixth consecutive quarter in which we have delivered sequential revenue improvement. International revenues grew 19% sequentially and each of our three largest segments contributed to the growth for the third consecutive quarter. Among our segments, Production Chemical Technologies led the charge with 17% sequential growth as pricing, activity, and share gains increased. We continue to consistently demonstrate the strong organic growth potential of our global business. We generated adjusted EBITDA of $166 million, which increased 34% year-over-year, and 20% sequentially. Our income before income taxes margin improved by 72 basis points sequentially, and our adjusted EBITDA margin expanded by approximately 140 basis points sequentially in the third quarter, driven by higher sales volumes and increasing pricing realization and we remain on track to deliver our targeted exit 2022 adjusted EBITDA margin rate of 18%. We continue to focus and execute on levers we control to deliver solid operational improvements.

“We generated free cash flow of $167 million during the third quarter, which represented 101% of our adjusted EBITDA for the period. Through our regular cash dividend of $15 million and $80 million of ChampionX share repurchases, we demonstrated our commitment to investors as we returned 57% of our free cash flow in the third quarter to our shareholders. Going forward, we intend to return at least 60% of free cash flow to shareholders through-the-cycle. Consistent with this commitment, we announced today that our Board of Directors approved an increase to our share repurchase program, which authorizes ChampionX to repurchase up to $750 million of its outstanding common stock, which is an increase of $500 million to the original amount of the program previously announced earlier this year. Given the strong free cash flow generation profile of our portfolio, we feel confident that we can continue to invest in our business to support strong organic growth, make strategic technology investments and meet our capital return commitments. We expect strong free cash flow again in the fourth quarter, which will enable us to further return capital to shareholders by continuing to execute on our share repurchase program. We also maintain a strong balance sheet and robust liquidity, ending the third quarter with $811 million of liquidity, including $187 million of cash and $623 million of available capacity on our revolving credit facility.

“As we look to the fourth quarter, we see activity improving in international markets. We expect normal seasonality in our North American businesses into the year-end holidays, along with lower revenue in Reservoir Chemical Technologies due to having exited certain product lines as part of the restructuring efforts. We expect continued price increase realization, driving sequential adjusted EBITDA margin improvement. On a consolidated basis, in the fourth quarter, we expect revenue to be between $985 million and $1.015 billion. We expect adjusted EBITDA of $176 million to $184 million.

“We continue to see constructive demand tailwinds in our businesses that support a favorable multi-year outlook for our sector, and we are confident that we will continue to deliver solid bottom-line growth, adjusted EBITDA margin expansion and strong cash generation as this energy up-cycle progresses. We remain committed to creating value for our shareholders through a disciplined capital allocation framework, which includes high-return organic investment and returning cash to shareholders. Our differentiated technology and innovation capabilities uniquely position ChampionX to help our customers maximize the value of their producing assets in sustainable and cost-effective ways, and I am thankful to lead such a talented and motivated team.”

Production Chemical Technologies

Production Chemical Technologies revenue in the third quarter of 2022 was $643.6 million, an increase of $91.2 million, or 17%, sequentially, due to higher volumes both in North America and internationally, and increased global pricing.

Segment operating profit was $86.6 million and adjusted segment EBITDA was $102.8 million. Segment operating profit margin was 13.5%, an increase of 883 basis points, sequentially, and adjusted segment EBITDA margin was 16.0%, an increase of 182 basis points, sequentially. The increase in segment operating profit margin reflects a $22.9 million charge in the second quarter of 2022 to reduce the carrying value of the Chemical Technologies Russia Business to its estimated fair value. The increase in adjusted segment EBITDA margin was driven by higher pricing and sales volumes.

Production & Automation Technologies

Production & Automation Technologies revenue in the third quarter of 2022 was $247.7 million, an increase of $5.3 million, or 2%, sequentially, due to higher demand for our shorter-cycle North American land-oriented product lines, and price increases.

Revenue from digital products was $49.8 million in the third quarter of 2022, unchanged sequentially, and up 20% year-over-year.

Segment operating profit was $22.5 million and adjusted segment EBITDA was $52.1 million. Segment operating profit margin was 9.1%, a decrease of 68 basis points, sequentially, and adjusted segment EBITDA margin was 21.0%, an increase of 101 basis points, sequentially. The increase in adjusted EBITDA margin was driven by higher pricing and sales volumes.

Drilling Technologies

Drilling Technologies revenue in the third quarter of 2022 was $61.0 million, an increase of $3.1 million, or 5%, sequentially, primarily driven by increased sales volumes of our diamond cutters and diamond bearings products.

Segment operating profit was $14.9 million and adjusted segment EBITDA was $16.5 million. Segment operating profit margin was 24.4%, a decrease of 163 basis points, sequentially, and adjusted segment EBITDA margin was 27.1%, a decrease of 243 basis points, sequentially, in each case due to product mix and costs associated with serving customers.

Reservoir Chemical Technologies

Reservoir Chemical Technologies revenue in the third quarter 2022 was $35.5 million, a decrease of $8.6 million, or 20%, sequentially due to exiting certain product lines to improve the overall profitability of this business.

Segment operating loss was $61.7 million, a decrease of $53.6 million, primarily due to approximately $63.5 million in restructuring charges incurred during the third quarter of 2022 as we exited certain product lines to improve the overall profitability of this business. Adjusted segment EBITDA was $2.6 million.

Share Repurchase Program

ChampionX announces that the Board of Directors approved an increase to its share repurchase program (the “Share Repurchase Program”). Pursuant to such increase, ChampionX is authorized to repurchase up to $750 million of its outstanding common stock, which is an increase of $500 million to the original amount of the Share Repurchase Program previously announced on March 7, 2022. The increased share repurchase authority is effective immediately. ChampionX repurchased $80 million of its outstanding common stock during the third quarter of 2022, with a total of $100 million repurchased under the Share Repurchase Program this year.

Repurchases under the Share Repurchase Program may be made, from time to time, in amounts and at prices ChampionX deems appropriate and will be subject to a variety of factors, including the availability of excess free cash, the market price of the Company’s common stock, general market and economic conditions, applicable requirements, and other business conditions. The Share Repurchase Program may be suspended, modified or discontinued at any time without prior notice.

Q3 2022 Other Business Highlights

•In our Production & Automation Technologies business, our UNBRIDLED ESP systems’ HIGH RISETM series pumps were awarded Best Production Technology at the World Oil awards. HIGH RISETM series electric submersible pumps are specifically designed and manufactured to handle the dynamic production rates and challenging downhole conditions common to unconventional wells.
•Production Chemical Technologies recognized the first commercial sale of extended release (ER) products based on nano technology that was added to the portfolio through the recent acquisition of Tomson Technologies LLC and Group 2 Technologies LLC. We see a solid sales pipeline of opportunities in target markets continuing to build. Currently, ER scale inhibitors are available for sale, with additional ER technologies coming in 2023. This new platform helps reduce carbon footprint and operational expense, while accelerating producers’ returns and cash flow.
•Production Chemical Technologies has been supporting one of Latin America’s largest midstream operators in their effort to expand capacity through a 400-mile pipeline. The challenge was to improve the capacity, efficiency, and reliability of transporting incremental production of export oil from new unconventional and conventional fields to markets. ChampionX successfully implemented a program to improve pipeline pumping capacity by approximately 30%. Production Chemical Technologies, in close coordination with the midstream and oilfield operators, continues to develop and implement solutions to sustain quality of export crude oil and improve flow through existing pipelines.
•Production & Automation Technologies commercialized the SmartSpinTM wireless rod rotator sensor to quickly detect rod rotator malfunctions and avoid premature equipment failures, excess costs, and downtime, extending the run life of rod lift systems. Initial field trials have proven the value and secured customer commitments.
•Production & Automation Technologies released a new chemical optimization module in its XSPOCTM production optimization software. This new feature enables operators’ remote visibility and autonomous control of their chemical injection programs to ensure proper treatment and reduce related equipment failures.
•Production & Automation Technologies Middle East Artificial Lift Systems (ALS) recorded consulting wins in multiple countries in the region related to its SmartenTM production optimization hardware and software solutions.
•Production & Automation Technologies secured three additional ESP automation solutions wins in Latin America, while exceeding two years of successful run life on initial ESP system solution installation.
•64% of Drilling Technologies revenue was generated from products that were less than three years old.
•ChampionX published its first sustainability report, reinforcing the Company’s commitment to ESG.
•ChampionX is nominated for several ALLY Energy GRIT Awards, including Best Energy Workplace for the second consecutive year. In addition, four of our Employee Resource Groups (ASIA, ESSENCE, RISE, SEED) were nominated for their own best-in-class awards.
•ChampionX’s President & CEO, Soma Somasundaram, was named a 2022 Most Admired CEO by the Houston Business Journal.

Conference Call Details

ChampionX Corporation will host a conference call on Wednesday, October 26, 2022, to discuss its third quarter 2022 financial results and outlook. The call will begin at 9:00 a.m. Eastern Time. Presentation materials that supplement the conference call will be available on ChampionX’s website at investors.championx.com.

To listen to the call via a live webcast, please visit ChampionX’s website at investor.championx.com. The call will also be available by dialing 1-866-374-5140 in the United States or 1-404-400-0571 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference ChampionX conference call number 45782469.

A replay of the conference call will be available on ChampionX’s website or at https://onlineexperiences.com/Launch/QReg/ShowUUID=0E54FE0D-E0F3-4CDA-B125-D9C5DE4EA702&LangLocaleID=1033. Enter passcode EV00137327.

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About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted segment EBITDA, adjusted segment EBITDA margin, adjusted net income attributable to ChampionX and adjusted diluted earnings per share attributable to ChampionX, provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, free cash flow, free cash flow to adjusted EBITDA ratio, and free cash flow to revenue ratio provide useful information to investors because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, these measures are used by management to measure our ability to generate positive cash flow for debt reduction and to support our strategic objectives. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating ChampionX’s overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

This press release contains certain forward-looking non-GAAP financial measures, including adjusted EBITDA. The Company has not provided projected net income attributable to ChampionX or a reconciliation of projected adjusted EBITDA. Management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income attributable to ChampionX, such as depreciation and amortization expense. As such, a reconciliation of projected adjusted EBITDA to projected net income attributable to ChampionX is not available without unreasonable effort. The actual amount of depreciation and amortization, in particular, and other amounts excluded from adjusted EBITDA will have a significant impact on net income attributable to ChampionX.

About ChampionX

ChampionX is a global leader in chemistry solutions, artificial lift systems, and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely, efficiently, and sustainably around the world. ChampionX’s expertise, innovative products, and digital technologies provide enhanced oil and gas production, transportation, and real-time emissions monitoring throughout the lifecycle of a well. To learn more about ChampionX, visit our website at www.championX.com.

Forward-Looking Statements
This news release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, ChampionX's market position and growth opportunities.  Forward-looking statements include statements related to ChampionX’s expectations regarding the performance of the business, financial results, liquidity and capital resources of ChampionX. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, changes in economic, competitive, strategic, technological, tax, regulatory or other factors that affect the operations of ChampionX’s businesses. You are encouraged to refer to the documents that ChampionX files from time to time with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” in ChampionX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in ChampionX’s other filings with the SEC. Readers are cautioned not to place undue reliance on ChampionX’s forward-looking statements. Forward-looking statements speak only as of the day they are made and ChampionX undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: Byron Pope
byron.pope@championx.com
281-602-0094

Media Contact: John Breed
john.breed@championx.com
281-403-5751

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except per share amounts)	2022	2022	2021	2022	2021
Revenue	$1,021,561	$932,572	$818,785	$2,820,093	$2,252,845
Cost of goods and services	825,018	720,684	623,162	2,204,052	1,714,885
Gross profit	196,543	211,888	195,623	616,041	537,960
Costs and expenses:
Selling, general and administrative expense	153,736	141,351	135,089	445,447	430,908
Interest expense, net	11,454	10,765	12,849	33,582	40,884
Other expense (income), net	(6,118)	32,281	(36,876)	27,483	(36,561)
Income before income taxes	37,471	27,491	84,561	109,529	102,729
Provision for (benefit from) income taxes	14,246	(1,405)	25,910	19,235	32,255
Net income	23,225	28,896	58,651	90,294	70,474
Net income attributable to noncontrolling interest	157	1,554	1,823	3,182	624
Net income attributable to ChampionX	$23,068	$27,342	$56,828	$87,112	$69,850

Earnings per share attributable to ChampionX:
Basic	$0.11	$0.13	$0.28	$0.43	$0.35
Diluted	$0.11	$0.13	$0.27	$0.42	$0.34

Weighted-average shares outstanding:
Basic	201,421	203,322	201,852	202,600	201,329
Diluted	206,522	208,714	208,545	208,155	208,173

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	September 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$187,472	$251,678
Restricted cash	3,500	3,500
Receivables, net	611,501	584,440
Inventories, net	570,820	542,910
Prepaid expenses and other current assets	103,537	78,372
Total current assets	1,476,830	1,460,900

Property, plant and equipment, net	722,868	776,813
Goodwill	708,460	702,867
Intangible assets, net	326,156	401,470
Other non-current assets	168,466	192,651
Total assets	$3,402,780	$3,534,701

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$4,688	$26,850
Accounts payable	499,371	473,561
Other current liabilities	292,616	301,914
Total current liabilities	796,675	802,325

Long-term debt	644,029	697,657
Other long-term liabilities	267,356	280,412
Stockholders’ equity:
ChampionX stockholders’ equity	1,710,686	1,770,645
Noncontrolling interest	(15,966)	(16,338)
Total liabilities and equity	$3,402,780	$3,534,701

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2022	2021
Cash flows from operating activities:
Net income	$90,294	$70,474
Depreciation and amortization	177,761	178,805
Loss (gain) on disposal group	16,515	(39,876)
Loss on debt repurchases	4,043	8,707
Deferred income taxes	(37,505)	(10,844)
(Gain) loss on disposal of fixed assets	(4,428)	4,483
Receivables	(50,075)	(35,435)
Inventories	(72,298)	(74,641)
Accounts payable	38,600	130,607
Accrued expenses and other liabilities	32,867	(37,361)
Leased assets	(20,947)	(4,496)
Other	43,440	49,377
Net cash flows provided by operating activities	218,267	239,800

Cash flows from investing activities:
Capital expenditures	(74,752)	(67,027)
Proceeds from sale of fixed assets	16,424	4,891
Proceeds from disposal of business	—	68,807
Acquisitions, net of cash acquired	(3,198)	(9,957)
Other	—	(4,874)
Net cash used for investing activities	(61,526)	(8,160)

Cash flows from financing activities:
Proceeds from long-term debt	995,038	—
Repayment of long-term debt	(1,071,386)	(174,392)
Debt issuance costs	(8,008)	—
Repurchases of common stock	(100,090)	—
Dividends paid	(30,480)	—
Other	(275)	677
Net cash used for financing activities	(215,201)	(173,715)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(5,746)	(1,991)

Net increase (decrease) in cash and cash equivalents and restricted cash	(64,206)	55,934
Cash and cash equivalents and restricted cash at beginning of period	255,178	201,421
Cash and cash equivalents and restricted cash at end of period	$190,972	$257,355

CHAMPIONX CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2022	2022	2021	2022	2021
Segment revenue:
Production Chemical Technologies	$643,604	$552,411	$487,670	$1,710,987	$1,347,090
Production & Automation Technologies	247,717	242,399	204,473	710,465	559,491
Drilling Technologies	60,965	57,858	49,415	175,682	121,998
Reservoir Chemical Technologies	35,485	44,114	38,192	119,499	101,305
Corporate and other	33,790	35,790	39,035	103,460	122,961
Total revenue	$1,021,561	$932,572	$818,785	$2,820,093	$2,252,845

Income before income taxes:
Segment operating profit (loss):
Production Chemical Technologies	$86,649	$25,606	$45,696	$143,518	$109,924
Production & Automation Technologies	22,485	23,650	14,407	70,845	32,061
Drilling Technologies	14,856	15,043	11,146	45,119	21,400
Reservoir Chemical Technologies	(61,711)	(8,147)	37,800	(73,327)	31,979
Total segment operating profit	62,279	56,152	109,049	186,155	195,364
Corporate and other	13,354	17,896	11,639	43,044	51,751
Interest expense, net	11,454	10,765	12,849	33,582	40,884
Income before income taxes	$37,471	$27,491	$84,561	$109,529	$102,729

Operating profit margin / income before income taxes margin:
Production Chemical Technologies	13.5%	4.6%	9.4%	8.4%	8.2%
Production & Automation Technologies	9.1%	9.8%	7.0%	10.0%	5.7%
Drilling Technologies	24.4%	26.0%	22.6%	25.7%	17.5%
Reservoir Chemical Technologies	(173.9)%	(18.5)%	99.0%	(61.4)%	31.6%
ChampionX Consolidated	3.7%	2.9%	10.3%	3.9%	4.6%

Adjusted Segment EBITDA
Production Chemical Technologies	$102,848	$78,238	$71,116	$247,962	$188,849
Production & Automation Technologies	52,101	48,533	39,987	145,641	113,402
Drilling Technologies	16,526	17,088	15,297	50,934	31,083
Reservoir Chemical Technologies	2,635	(305)	550	2,080	194
Corporate and other	(7,994)	(5,286)	(3,397)	(17,405)	(10,348)
Adjusted EBITDA	$166,116	$138,268	$123,553	$429,212	$323,180

Adjusted Segment EBITDA margin
Production Chemical Technologies	16.0%	14.2%	14.6%	14.5%	14.0%
Production & Automation Technologies	21.0%	20.0%	19.6%	20.5%	20.3%
Drilling Technologies	27.1%	29.5%	31.0%	29.0%	25.5%
Reservoir Chemical Technologies	7.4%	(0.7)%	1.4%	1.7%	0.2%
ChampionX Consolidated	16.3%	14.8%	15.1%	15.2%	14.3%

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2022	2022	2021	2022	2021
Net income attributable to ChampionX	$23,068	$27,342	$56,828	$87,112	$69,850
Pre-tax adjustments:
(Gain)/loss on disposal group (1)	(6,409)	22,924	(39,876)	16,515	(39,876)
Russia sanctions compliance and impacts (2)	(1,620)	5,457	—	3,837	—
Loss on debt extinguishment and modification	—	6,070	5,402	6,070	8,707
Restructuring and other related charges	67,533	5,302	2,087	81,942	10,118
Merger integration costs	652	3,865	4,227	9,758	29,082
Acquisition costs and related adjustments (3)	(3,512)	(3,512)	(3,512)	(10,536)	(10,006)
Intellectual property defense	15	376	2,365	754	4,146
Latin America tax matters	—	—	(2,968)	—	(2,968)
Separation and supplemental benefit costs	—	—	—	—	1,559
Tax impact of adjustments	(11,898)	(8,501)	6,778	(22,751)	(160)
Adjusted net income attributable to ChampionX	67,829	59,323	31,331	172,701	70,452
Tax impact of adjustments	11,898	8,501	(6,778)	22,751	160
Net income attributable to noncontrolling interest	157	1,554	1,823	3,182	624
Depreciation and amortization	60,532	59,530	58,418	177,761	178,805
Provision for (benefit from) income taxes	14,246	(1,405)	25,910	19,235	32,255
Interest expense, net	11,454	10,765	12,849	33,582	40,884
Adjusted EBITDA	$166,116	$138,268	$123,553	$429,212	$323,180
_______________________
(1) For 2022, amounts represent the (gain)/loss recorded to properly adjust the carrying value of our CT Russia Business to the lower of carrying value or fair value less costs to sell. For 2021, amounts represent the gain on the associated with the sale of our chemical manufacturing plant in Corsicana, Texas.
(2) Includes charges incurred related to legal and professional fees to comply with, as well as additional foreign currency exchange losses associated with, the sanctions imposed in Russia.
(3)    Includes revenue associated with the amortization of a liability established as part of the Merger, representing unfavorable terms under the Cross Supply Agreement, as well as costs incurred for the acquisition of businesses.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2022	2022	2021	2022	2021
Diluted earnings per share attributable to ChampionX	$0.11	$0.13	$0.27	$0.42	$0.34
Per share adjustments:
(Gain)/loss on disposal group	(0.03)	0.11	(0.19)	0.08	(0.19)
Russia sanctions compliance and impacts	(0.01)	0.03	—	0.02	—
Loss on debt extinguishment and modification	—	0.03	0.03	0.03	0.04
Restructuring and other related charges	0.34	0.03	0.01	0.39	0.05
Merger integration costs	—	0.02	0.02	0.05	0.14
Acquisition costs and related adjustments	(0.02)	(0.02)	(0.02)	(0.05)	(0.05)
Intellectual property defense	—	—	0.01	—	0.02
Latin America tax matters	—	—	(0.01)	—	(0.01)
Separation and supplemental benefit costs	—	—	—	—	0.01
Tax impact of adjustments	(0.06)	(0.05)	0.03	(0.11)	(0.01)
Adjusted diluted earnings per share attributable to ChampionX	$0.33	$0.28	$0.15	0.83	0.34

Free Cash Flow

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2022	2022	2021	2022	2021
Free Cash Flow
Cash flows from operating activities	$187,152	$74,240	$88,662	$218,267	$239,800
Less: Capital expenditures, net of proceeds from sale of fixed assets	(19,719)	(20,743)	(18,938)	(58,328)	(62,136)
Free cash flow	$167,433	$53,497	$69,724	$159,939	$177,664

Cash From Operating Activities to Revenue Ratio
Cash flows from operating activities	$187,152	$74,240	$88,662	$218,267	$239,800
Revenue	$1,021,561	$932,572	$818,785	$2,820,093	$2,252,845

Cash from operating activities to revenue ratio	18%	8%	11%	8%	11%

Free Cash Flow to Revenue Ratio
Free cash flow	$167,433	$53,497	$69,724	$159,939	$177,664
Revenue	$1,021,561	$932,572	$818,785	$2,820,093	$2,252,845

Free cash flow to revenue ratio	16%	6%	9%	6%	8%

Free Cash Flow to Adjusted EBITDA Ratio
Free cash flow	$167,433	$53,497	$69,724	$159,939	$177,664
Adjusted EBITDA	$166,116	$138,268	$123,553	$429,212	$323,180

Free cash flow to adjusted EBITDA ratio	101%	39%	56%	37%	55%